FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	April 23, 2014

Johnson Controls delivers on 2014 second quarter earnings projections with higher revenues and improved profitability

MILWAUKEE, Apr. 23, 2014 . . . . For the second quarter of fiscal 2014, Johnson Controls, Inc., a global multi-industrial company, reported net income of $261 million, or $0.39 per share, on $10.5 billion in revenues. Second quarter earnings per share (including discontinued operations and excluding non-recurring items) was $0.66, which is at the high end of the company’s previously issued guidance and up 50 percent versus $0.44 last year. As a result of the previously announced sale of its Automotive Electronics business, the Company has reclassified Electronics’ results to discontinued operations and prior year financial statements have been revised accordingly.

Excluding restructuring and non-recurring items in the second quarter, continuing operations highlights include:

•	Net revenues of $10.5 billion vs. $10.1 billion in Q2 2013, up 4 percent

•	Income from business segment operations of $629 million compared with $461 million a year ago, up 36 percent

•	Diluted earnings per share from continuing operations of $0.64 versus $0.42 in the same quarter last year, up 52 percent

Non-recurring items that impacted reported second quarter earnings include:

2014 second quarter (net charge of $0.27 per share)

•	Non-cash tax charge of $180 million related to the repatriation of foreign cash associated with the Electronics divestiture

2013 second quarter (net charge of $0.20 per share)

•	$82 million pre-tax equity interest gain ($0.07 per diluted share)

•	$111 million of non-cash tax charges ($0.16 per diluted share)

•	$84 million pre-tax restructuring charge ($0.11 per diluted share)

"While the economic environment continues to challenge top line growth in some of our businesses, I am pleased with the profitability improvements in all businesses” said Alex Molinaroli, Johnson Controls chairman and chief executive officer. “These results are consistent with the expectations we disclosed during our first quarter earnings call.”

Business results

Automotive Experience revenues (excluding discontinued operations) in the fiscal second quarter of 2014 were $5.6 billion, up 11 percent compared to the 2013 quarter, reflecting higher automotive production in all geographic regions. Automotive industry production in the quarter increased 5 percent in North America, 5 percent in Europe and 9 percent in China. Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 25 percent to $1.6 billion.

Automotive Experience segment income (excluding discontinued operations) of $241 million was up 226% compared to $74 million in the second quarter of 2013. The 2013 results exclude an $82 million non-recurring equity income gain. The increase was primarily led by improvements in the company’s Seating business, with segment income of $236 million in the current quarter, compared with $94 million last year. The Interiors business showed a profit of $5 million this year compared with a $20 million loss last year. Automotive Experience improvement was a result of improved operational performance in the Company’s metals and mechanisms business and Europe, benefits from restructuring initiatives and higher revenues.

Building Efficiency sales in the fiscal second quarter of 2014 were $3.3 billion, 5 percent lower than the 2013 second quarter, as higher revenues in Asia were more than offset by lower market demand in North America, Europe and the Middle East. Excluding Global Workplace Solutions (GWS) and divestitures, revenues were 2 percent lower. Adjusted for divestitures and currency, backlog was flat compared to the second quarter of last year at $4.8 billion. Second quarter orders were 2 percent lower than last year.

Building Efficiency segment income of $152 million was up 9 percent compared with $139 million the 2013 second quarter, due to cost reduction initiatives and improved margins in North America, Asia and GWS.

Power Solutions sales in the fiscal second quarter of 2014 were flat at $1.6 billion versus the 2013 quarter. Excluding the impact of lead, sales increased 4 percent. Global original equipment battery shipments increased 9 percent, while aftermarket unit shipments were up 1 percent. Power Solutions segment income was $236 million, down 5 percent, compared with $248 million in the second quarter of 2013. The 2013 quarter benefited from a $24 million legal settlement; adjusted for this item, segment income was up 5 percent and margins were up 70 basis points.

The Company is providing updated guidance now that Electronics is reported as a discontinued operation. Previously, the Company provided full year earnings guidance including Electronics of $3.15 - $3.30 per diluted share. Excluding Electronics earnings of approximately $0.10 - $0.12 per share, the adjusted range for continuing operations would be $3.05 to $3.18 per share.

The Company’s updated guidance for earnings from continuing operations is now $3.10 to $3.15 per share. For the third quarter of 2014, the Company provided earnings guidance from continuing operations of $0.81 to $0.84 per share, up 13% to 17%. The Company also reaffirmed its full fiscal year guidance for free cash flow of $1.6 billion and segment margin improvements in all three of its businesses. The updated guidance assumes that underlying earnings from the recently announced Air Distribution Technologies acquisition are neutral in 2014.

Portfolio update

On April 16, 2014, Johnson Controls announced a definitive agreement to purchase Air Distribution Technologies, one of the strongest and largest independent providers of air distribution and ventilation products in North America, for $1.6 billion. The transaction, which is forecast to close in July 2014 subject to required regulatory approvals, is expected to significantly expand Johnson Controls’ third party distribution channels and create cross-selling opportunities for existing and new products.

The Company said it believes it is on target to close the sale of its Automotive Electronics business by the end of its 2014 fiscal year and that the review of strategic options for its Automotive Interiors business is continuing.

“While we have made significant progress on the changes to our portfolio, our priority remains operational excellence to drive continued increases in profitability and shareholder value. Our first half results demonstrate the success of our employees’ efforts and I thank them for their dedication to our customers and shareholders,” said Molinaroli.

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FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include required regulatory approvals that are material conditions for proposed transactions to close, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2013. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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ABOUT JOHNSON CONTROLS
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.

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April 23, 2014 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2014	2013 (Revised)

Net sales	$10,463	$10,102
Cost of sales	8,917	8,662
Gross profit	1,546	1,440

Selling, general and administrative expenses	(990)	(1,044)
Restructuring and impairment costs	—	(84)
Net financing charges	(56)	(66)
Equity income	73	147

Income from continuing operations before income taxes	573	393

Income tax provision	110	214

Net income from continuing operations	463	179

Income (loss) from discontinued operations, net of tax	(172)	14

Net income	291	193

Less: Income attributable to noncontrolling interests	30	29

Net income attributable to JCI	$261	$164

Income from continuing operations	$433	$150
Income (loss) from discontinued operations	(172)	14
Net income attributable to JCI	$261	$164

Diluted earnings per share from continuing operations	$0.64	$0.22
Diluted earnings (loss) per share from discontinued operations	(0.26)	0.02
Diluted earnings per share *	$0.39	$0.24

Diluted weighted average shares	672	689
Shares outstanding at period end	664	685

* Due to rounding

April 23, 2014 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2014	2013 (Revised)

Net sales	$21,037	$20,211
Cost of sales	17,915	17,335
Gross profit	3,122	2,876

Selling, general and administrative expenses	(2,028)	(2,047)
Restructuring and impairment costs	—	(84)
Net financing charges	(111)	(126)
Equity income	185	231

Income from continuing operations before income taxes	1,168	850

Income tax provision	221	299

Net income from continuing operations	947	551

Income (loss) from discontinued operations, net of tax	(154)	30

Net income	793	581

Less: Income attributable to noncontrolling interests	63	58

Net income attributable to JCI	$730	$523

Income from continuing operations	$884	$493
Income (loss) from discontinued operations	(154)	30
Net income attributable to JCI	$730	$523

Diluted earnings per share from continuing operations	$1.31	$0.72
Diluted earnings (loss) per share from discontinued operations	(0.23)	0.04
Diluted earnings per share	$1.08	$0.76

Diluted weighted average shares	677	688
Shares outstanding at period end	664	685

April 23, 2014 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	March 31, 2014	September 30, 2013	March 31, 2013 (Revised)
ASSETS
Cash and cash equivalents	$209	$1,055	$481
Accounts receivable - net	7,028	7,206	7,317
Inventories	2,516	2,325	2,449
Assets held for sale	816	804	—
Other current assets	2,490	2,308	2,670
Current assets	13,059	13,698	12,917

Property, plant and equipment - net	6,632	6,585	6,525
Goodwill	6,722	6,589	7,097
Other intangible assets - net	1,056	999	1,126
Investments in partially-owned affiliates	1,110	1,024	1,059
Other noncurrent assets	2,638	2,623	3,224
Total assets	$31,217	$31,518	$31,948

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,518	$938	$2,080
Accounts payable and accrued expenses	7,038	7,533	7,125
Liabilities held for sale	333	402	—
Other current liabilities	3,263	3,244	2,896
Current liabilities	12,152	12,117	12,101

Long-term debt	4,733	4,560	4,590
Other noncurrent liabilities	2,190	2,110	2,929
Redeemable noncontrolling interests	183	157	205
Shareholders' equity attributable to JCI	11,686	12,314	11,889
Noncontrolling interests	273	260	234
Total liabilities and equity	$31,217	$31,518	$31,948

April 23, 2014 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended March 31,
	2014	2013 (Revised)
Operating Activities
Net income attributable to JCI	$261	$164
Income attributable to noncontrolling interests	30	29

Net income	291	193

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	247	234
Pension and postretirement benefit expense	7	3
Pension and postretirement contributions	(22)	(29)
Equity in earnings of partially-owned affiliates, net of dividends received	(71)	(51)
Deferred income taxes	(67)	140
Restructuring and impairment charges	—	13
Fair value adjustment of equity investment	—	(82)
Other	15	14
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(338)	(295)
Inventories	(66)	(91)
Restructuring reserves	(62)	35
Accounts payable and accrued liabilities	554	248
Change in other assets and liabilities	242	(115)
Cash provided by operating activities	730	217

Investing Activities
Capital expenditures	(257)	(293)
Sale of property, plant and equipment	28	29
Acquisition of businesses, net of cash acquired	—	(113)
Other	7	47
Cash used by investing activities	(222)	(330)

Financing Activities
Increase (decrease) in short and long-term debt - net	(418)	241
Stock repurchases	—	(50)
Payment of cash dividends	(146)	—
Proceeds from the exercise of stock options	33	51
Other	5	27
Cash provided (used) by financing activities	(526)	269
Effect of exchange rate changes on cash and cash equivalents	(20)	11
Cash held for sale	2	—
Increase (decrease) in cash and cash equivalents	$(36)	$167

April 23, 2014 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Six Months Ended March 31,
	2014	2013 (Revised)
Operating Activities
Net income attributable to JCI	$730	$523
Income attributable to noncontrolling interests	63	58

Net income	793	581

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	491	457
Pension and postretirement benefit expense (income)	16	(13)
Pension and postretirement contributions	(47)	(45)
Equity in earnings of partially-owned affiliates, net of dividends received	(145)	(99)
Deferred income taxes	(53)	135
Restructuring and impairment costs	—	13
Fair value adjustment of equity investment	(19)	(82)
Other	25	27
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	193	(54)
Inventories	(161)	(119)
Restructuring reserves	(124)	1
Accounts payable and accrued liabilities	(375)	82
Change in other assets and liabilities	(145)	(369)
Cash provided by operating activities	449	515

Investing Activities
Capital expenditures	(602)	(664)
Sale of property, plant and equipment	49	46
Acquisition of businesses, net of cash acquired	(128)	(113)
Business divestitures	13	—
Other	15	36
Cash used by investing activities	(653)	(695)

Financing Activities
Increase in short and long-term debt - net	745	614
Stock repurchases	(1,199)	(50)
Payment of cash dividends	(276)	(253)
Proceeds from the exercise of stock options	117	85
Other	9	28
Cash provided (used) by financing activities	(604)	424
Effect of exchange rate changes on cash and cash equivalents	(39)	(28)
Cash held for sale	1	—
Increase (decrease) in cash and cash equivalents	$(846)	$216

April 23, 2014

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2014, the Company began reporting its Automotive Experience Electronics business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the Electronics business segment income of $29 million for the fiscal 2013 second quarter and $61 million for fiscal 2013 year-to-date. In addition, the fiscal 2014 segment income reported in the first quarter included $36 million related to the Electronics business which is now excluded below.

In the fourth quarter of fiscal 2013, the Company changed its method of accounting for certain inventory at Power Solutions from LIFO to FIFO, which required retrospective application to prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect a decrease to cost of sales of $27 million ($0.03) for the fiscal 2013 second quarter and $35 million ($0.03) for fiscal 2013 year-to-date.

(in millions)	Three Months Ended March 31,				Six Months Ended March 31,
	2014	2013 (Revised)%			2014	2013 (Revised)%
	(unaudited)				(unaudited)
Net Sales
Building Efficiency	$3,276	$3,456		-5%	$6,657	$6,988		-5%
Automotive Experience	5,623	5,086		11%	11,044	9,987		11%
Power Solutions	1,564	1,560		0%	3,336	3,236		3%
Net Sales	$10,463	$10,102			$21,037	$20,211

Segment Income (1)
Building Efficiency	$152	$139		9%	$298	$309		-4%
Automotive Experience	241	156	(2)	54%	438	227	(2)	93%
Power Solutions	236	248		-5%	543	524		4%
Segment Income	629	543	(2)		1,279	1,060	(2)

Restructuring costs	—	(84)			—	(84)
Net financing charges	(56)	(66)			(111)	(126)
Income from continuing operations before income taxes	$573	$393			$1,168	$850

Net Sales
Products and systems	$8,558	$8,079		6%	$17,163	$16,123		6%
Services	1,905	2,023		-6%	3,874	4,088		-5%
	$10,463	$10,102			$21,037	$20,211

Cost of Sales
Products and systems	$7,406	$6,983		6%	$14,783	$13,957		6%
Services	1,511	1,679		-10%	3,132	3,378		-7%
	$8,917	$8,662			$17,915	$17,335

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) The fiscal 2013 second quarter reported segment income numbers includes an $82 million non-recurring equity interest gain in Automotive Experience.

2. Earnings per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding non-recurring/unusual items, for the fiscal 2013 second quarter is shown below:

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013 (Revised)	2014	2013 (Revised)
	(unaudited)		(unaudited)

Earnings per share, as reported	$0.39	$0.24	$0.64	$0.22

Non-recurring/unusual items:
Non-cash tax charge related to the repatriation of foreign cash associated with the Electronics divestiture	0.27	—	—	—
Equity affiliate acquisition gain	—	(0.07)	—	(0.07)
Restructuring and impairment costs	—	0.11	—	0.11
Tax valuation allowances and tax reserves	—	0.16	—	0.16

Earnings per share, excluding non-recurring/unusual items	$0.66	$0.44	$0.64	$0.42

April 23, 2014

3. Income Taxes

The Company's total effective tax rate before consideration of non-cash tax charges, restructuring and impairment costs, and other non-recurring items for the second quarter of fiscal 2014 and fiscal 2013 is 20 percent. The fiscal 2014 second quarter includes a non-cash tax charge of $180 million ($0.27) related to the repatriation of foreign cash associated with the Electronics divestiture. The fiscal 2013 second quarter includes $111 million ($0.16) of non-cash tax charges related primarily to valuation allowances in Germany and Brazil.

4. Equity Affiliate Acquisition Gain

The fiscal 2013 second quarter included an equity interest gain of $82 million related to an automotive joint venture.

5. Restructuring

The fiscal 2013 second quarter included restructuring and impairment costs of $84 million related primarily to Automotive Interiors Europe and South America.

6. Sale of Automotive Electronics

The Company has signed a definitive agreement to sell its Automotive Experience Electronics business to Visteon Corporation for $265 million. At March 31, 2014, the Company determined that the Electronics business met the criteria to be classified as a discontinued operation and the condensed consolidated financial statements have been revised for all periods presented. The Electronics business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statements of financial position as of March 31, 2014 and September 30, 2013.

7. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended March 31,		Six Months Ended June 30,
	2014	2013 (Revised)	2014	2013 (Revised)
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic and diluted income available to common shareholders	$261	$164	$730	$523

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	663.8	684.0	669.0	683.6
Effect of dilutive securities:
Stock options and unvested restricted stock	8.0	5.4	8.0	4.4
Diluted weighted average shares outstanding	671.8	689.4	677.0	688.0